Exhibit 5.1

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

OPINION OF STROOCK & STROOCK & LAVAN LLP

February 10, 2023

Barnwell Industries, Inc.
1100 Alakea Street, Suite 500
Honolulu, Hawaii 96813

Ladies and Gentlemen:

We have acted as counsel for Barnwell Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 800,000 shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”), issuable pursuant to the Barnwell Industries, Inc. 2018 Equity Incentive Plan, as amended and restated (the “Plan”). As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We, as your counsel, have examined originals or copies of such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the Common Stock issuable pursuant to the Plan has been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration for the Common Stock as specified therein, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. The opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP